Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement on Form N-1A of our report dated January 13, 2023, relating to the financial statement of Calamos Antetokounmpo Global Sustainable Equities ETF, a series of Calamos ETF Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Experts” and “Fund Service Providers” appearing in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Chicago, Illinois

January 18, 2023